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GMX RESOURCES INC.
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On May 8, 2012, the Company sent the following letter in response to certain correspondence from ISS Proxy Advisory Services:

May 8, 2012
Ms. Kim Castellino

ISS Proxy Advisory Services

Via Email

Re: Proposal No. 2 - Increase in Authorized Number of Shares of Common Stock for GMX Resources Inc.

Dear Ms. Castellino,

This letter responds to certain points made in the ISS report dated May 2, 2012 , which includes a recommendation against proposal no.2 on GMX Resources Inc.'s proxy statement regarding the increase in our authorized common shares , and says that that we did not state a specific reason for the increase in the number of common shares.  Please note that on page 10, paragraph 2, under the “Reasons for the Increase”, we specifically state the purpose for the additional common shares in the following statement: “The Company will require and expects to issue additional shares in order to repay or satisfy obligations under the Company's indebtedness, including its 5.00% convertible notes due in February 2013 (“2013 Notes”) and to fund future capital expenditures.”  We further note the following for your consideration:

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The Board of Directors and management of the Company believe that exchanging common shares for the 2013 Notes, issuing common stock for cash that can be used to retire the 2013 Notes and otherwise de-leveraging the Company's balance sheet, in a period of low natural gas prices, is both necessary to satisfy our current obligations and to provide long-term benefits to our shareholders.  So far in 2012, we have issued approximately 8.9 million common shares to retire early $18.1 million of the 2013 Notes and have significantly reduced the refinancing risk to the Company.

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 The Board of Directors and management of the Company believe that exchanging common shares for the 2013 Notes, issuing common stock for cash that can be used to retire the 2013 Notes and otherwise de-leveraging the Company's balance sheet, in a period of low natural gas prices, is both necessary to satisfy our current obligations and to provide long-term benefits to our shareholders.  So far in 2012, we have issued approximately 8.9 million common shares to retire early $18.1 million of the 2013 Notes and have significantly reduced the refinancing risk to the Company.

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Without receiving authorization of additional common shares, the Company will be limited in being able to continue retiring the 2013 Notes prior to or at their maturity.  The Company's Senior Secured Notes due 2017 limits the Company to $10 million of cash to retire the 2013 Notes unless the Company is able to raise additional cash proceeds from equity offerings.  Accordingly, this requires that the Company have available an adequate number of common shares to raise the necessary proceeds.

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 The Company currently has only approximately 20 million common shares available for issuance.  At our current stock price, these 20 million shares will not provide the financial capacity to retire the $54.7 million of outstanding 2013 Notes.

Based on the above factors, we respectfully ask that you reconsider your recommendation for proposal no. 2.  The Board of Directors and management are shareholders in the Company and are diligently working to find potential liquidity and re-financing options that will minimize dilution to our common shareholders.  However as part of prudent management of the Company, we believe the Company should always have an adequate number of common shares available.  Please feel free to contact me at the number above if you have any questions.
Sincerely,
/s/ James A. Merrill
James A. Merrill
Chief Financial Officer